UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2013

Reynolds American Inc.

(Exact name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in the Current Report on Form 8-K filed by Reynolds American Inc. (“RAI”) on March 18, 2013 (the “Prior 8-K”), on March 15, 2013, RAI entered into a Term Loan Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication agent, Fifth Third Bank, Mizuho Corporate Bank, Ltd., Royal Bank of Canada and Scotiabanc Inc., as Documentation Agents, J.P. Morgan Securities LLC, CitiGroup Global Markets Inc., Fifth Third Bank, Mizuho Corporate Bank, Ltd., RBC Capital Markets and Scotiabanc Inc., as Joint Lead Arrangers and Joint Bookrunners, and various other lending institutions party thereto (the “Term Loan”). The Term Loan provides for an unsecured delayed draw term loan facility, with a maximum aggregate borrowing amount of up to $500 million. RAI’s obligations under the Term Loan are unsecured and are guaranteed by certain of RAI’s subsidiaries, including its Material Subsidiaries (as defined in the Term Loan).

On April 10, 2013, RAI borrowed the entire $500 million amount under the Term Loan. The borrowed amount will initially bear interest at the rate of 1.71%. RAI anticipates using the proceeds of the Term Loan for general corporate purposes of RAI and its subsidiaries, which may include: making payments under the master settlement agreement with various states resolving state health-care cost claims; and/or purchasing shares under RAI’s share repurchase program. The Term Loan matures on December 27, 2013, and may be prepaid at any time without penalty or premium, subject to the payment of any Eurodollar “breakage” costs, if applicable.

The Term Loan and the subsidiary guaranty related thereto are summarized in more detail in the Prior 8-K, are filed as exhibits 10.1 and 10.2, respectively, to the Prior 8-K, and are incorporated herein by reference. The summaries of the provisions of these exhibits are qualified in their entirety by reference to such exhibits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 12, 2013

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary